Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedules of Entergy Corporation, (which reports express unqualified opinions and include an explanatory paragraph regarding the change in 2003 in the method of accounting for asset retirement obligations) and management's report on the effectiveness of internal control over financial reporting dated March 9, 2006, appearing in the Annual Report on Form 10-K of Entergy Corporation for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

New Orleans, Louisiana
January 24, 2007